Exhibit 99.1

First M&F Corporation to Acquire Columbiana Bancshares, Inc. and Crockett
County Bancshares, Inc.

          KOSCIUSKO, Miss., Oct. 12  -- First M&F Corporation (Nasdaq: FMFC) announced today the signing of definitive agreements for First M&F Corporation to acquire Columbiana Bancshares, Inc. and its subsidiary, First National Bank of Shelby County and Crockett County Bancshares, Inc. and its subsidiary, Bells Banking Company. This announcement was made jointly by First M&F Corporation Chairman and CEO Hugh S. Potts, Jr. and Columbiana Bancshares CEO Craig Nelson and Crockett County Bancshares CEO Joe Williams.

          The agreements have been approved by the respective boards of directors. First M&F will pay approximately $31.025 million in cash for all of the shares outstanding of Columbiana Bancshares, $2.5 million of which will be held in escrow pending resolution of certain contingent obligations of Columbiana. First M&F will pay approximately $7.4 million in cash for all of the outstanding shares of Crockett County Bancshares. The transactions are subject to the approval of the stockholders of the respective institutions and regulatory authorities.

          The Columbiana acquisition will be First M&F Corporation’s first entry into Alabama, giving it access to the Birmingham market. The Crockett County transaction will allow First M&F to leverage its LPO presence in Memphis into full service banking in that market. These moves are part of First M&F Corporation’s strategic initiative to grow in Mississippi and its contiguous states. The acquisitions are expected to be immediately accretive to GAAP earnings per share for First M&F Corporation and are expected to close in the first quarter of 2006.

          First M&F Corporation Chairman and CEO, Hugh S. Potts, Jr. said that the mergers are a strategic fit for each company and allow First M&F Corporation to access the attractive growth markets in and around Birmingham, Alabama and in West Tennessee, including Memphis.

          “We are pleased to be able to announce these mergers both in terms of growth for the company and in building shareholder value,” Potts said. “Each of these transactions builds on our plan to offer relationship banking to growing communities in Tennessee and Alabama built upon integrity, service and stewardship. We are humbled by the confidence expressed in us by the leadership of Crockett County Bancshares and Columbiana Bancshares and are enthused by the opportunity to bring added value and service to these solid banking companies. Our pledge is to bring more to each relationship as we seek a brighter future for Crockett County and West Tennessee and Shelby County, Alabama and the Birmingham metro market. First M&F will be relentless in its commitment to make Mississippi, Tennessee and Alabama better.”

          “We are delighted to be joining First M&F in this transaction,” stated Columbiana CEO Craig Nelson. “We are confident that their financial strength, array of banking products and strong dedication to customer service will serve our customers well. I have been particularly impressed by the strength and experience of the management of First M&F Corporation, and all of us at Columbiana Bancshares and First National Bank of Shelby County look forward to working with the management of First M&F Corporation and welcoming them to Alabama.”

          “We look forward to joining with First M&F in building what we believe will be a great Tennessee franchise,” stated Crockett County Bancshares CEO Joe Williams. “Their capital will allow us to grow in ways that we could not before and will allow the First M&F expansion into the Memphis market to accelerate. Their community bank culture is a perfect match with ours, with both banking organizations believing in having strong roots in the communities they serve. This combination is good for our customers and our shareholders and we believe this will be a great success.”

          Stiefel, Nicolaus & Co. acted as financial advisor to First M&F Corporation on the Columbiana transaction and Bradley, Arant, Rose & White, LLP acted as its legal counsel. Keefe, Bruyette & Woods, Inc. acted as financial advisor to Columbiana Bancshares and Miller, Hamilton, Snider & Odom, LLC acted as its legal counsel.

          About Columbiana Bancshares, Inc.
          Columbiana Bancshares had approximately $191 million in total assets, $105 million in loans, and $153 million in deposits at June 30, 2005. First National Bank of Shelby County has six full-service offices in Shelby County in Columbiana, Chelsea, Inverness, Pelham, Wilsonville and Riverchase (Birmingham).

          About Crockett County Bancshares, Inc.
          Crockett County Bancshares is the parent of Bells Banking Company which had approximately $31.6 million in assets, $11.5 million in loans and $26.8 million in deposits at June 30, 2005. Bells Banking Company has one full-service office in Bells, Tennessee.

          About First M&F Corporation
          First M&F Corporation is the parent of M&F Bank. M&F Bank has 35 banking offices and 8 insurance locations throughout central and north Mississippi, one loan production office in Memphis, Tennessee and one asset-based lending subsidiary company based in Memphis, Tennessee. As of June 30, 2005 First M&F Corp. had total assets of $1.208 billion, loans of $876 million, deposits of $954 million and capital of $115 million. M&F Bank is committed to proceed with its mission of making the mid-south better by exceeding expectations everyday in its communities in Mississippi, Tennessee and Alabama.

          Caution Concerning Forward-Looking Statements
          This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation’s filings with the Securities and Exchange Commission.